Exhibit 99.1

Pam Lifford and Thomas R. Greco Join Tapestry, Inc. Board of Directors

Brings Board Membership to Ten

NEW YORK--(BUSINESS WIRE)--December 9, 2020--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today announced that Pam Lifford and Tom Greco have been appointed to Tapestry’s Board of Directors. The appointments of Ms. Lifford and Mr. Greco to the Board bring the membership to ten, including nine independent directors.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “We are extremely pleased that Pam and Tom have agreed to join our Board. Pam is a results-driven leader with a passion for our industry and a strong track record of growing iconic global consumer brands. Tom is an innovative leader who brings a unique combination of strategic and operational expertise from customer centric businesses. We are confident that their respective experience and counsel will prove valuable to us as we execute our Acceleration Program and fuel long-term growth and profitability across our portfolio of brands.”

“We are delighted to have identified two exceptional individuals who will further strengthen and diversify our Board’s breadth of expertise and perspectives,” said Susan Kropf, Chair of the Board of Tapestry, Inc. “I am confident that Pam and Tom are going to make important and positive impacts on our company and I am very pleased to welcome them to our Board.”

Ms. Lifford serves as President, Warner Bros./WarnerMedia Studios and Networks Group’s Global Brands and Experiences overseeing the development of innovative fan-engagement opportunities across WarnerMedia’s content and networks businesses, which include Warner Bros., HBO and Cartoon Network properties, consumer products and themed entertainment. In addition, she heads storytelling giant DC, home to iconic characters such as Batman, Superman, and Wonder Woman. With more than 25 years of experience, Ms. Lifford spent 12 years at the Disney Company where in her role as Executive Vice President she oversaw the global home, fashion and infant businesses. She is largely credited with evolving Mickey and Minnie Mouse from a children’s business to global fashion and lifestyle brands driven by notable collaborations with renowned designers. Earlier in her career, Ms. Lifford held positions at leading brands, including Nike, Quiksilver, Inc., and Road Runner Sports.

Upon her appointment, Ms. Lifford said, “I’m excited to be joining the Board of Directors of Tapestry, a company with three powerful global brands with deep connections to consumers. I look forward to supporting the organization as it sharpens its focus on its customers and creates the foundation to drive long-term, sustainable growth.”

Mr. Greco has held his current role as President, Chief Executive Officer and a member of the Board of Directors of Advance Auto Parts (NYSE: AAP) since August 2016 and served as Advance’s Chief Executive Officer from April 2016 to August 2016. With significant general management experience in corporate strategy, marketing, supply chain and logistics, Mr. Greco has overseen the development of the company’s long-term strategic plan. In addition, Mr. Greco launched the company’s transformation initiatives, enabling further integration of Advance’s $2 billion GPI acquisition completed in 2014. Prior to joining Advance, from September 2014 until April 2016, Mr. Greco served as CEO, Frito-Lay North America, a unit of PepsiCo, Inc. (“PepsiCo”), a leading global food and beverage company. In this role, he was responsible for overseeing PepsiCo’s snack and convenient foods business in the U.S. and Canada. Mr. Greco previously served as Executive Vice President, PepsiCo and President, Frito-Lay North America from September 2011 to September 2014 and as Executive Vice President and Chief Commercial Officer for Pepsi Beverages Company from 2009 to September 2011. Mr. Greco joined PepsiCo in Canada in 1986 and served in a variety of leadership positions. Before joining PepsiCo, he worked at The Proctor & Gamble Company.

Upon his appointment, Mr. Greco stated, “I’m honored to join Tapestry’s Board of Directors. I look forward to working with the board and leadership team to help ensure the success of the Acceleration Program currently underway. I am excited to help Tapestry continue their customer focused approach to deliver on the sustained health and growth initiatives of the company’s great brands.”

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, statements regarding the Acceleration Program and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," “confident,” “future,” "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “believe,” "anticipate," “proactive,” “preemptive,” “excited about,” “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “on track,” “well positioned to,” “commit,” “look forward to,” “to acquire,” “achieve,” “strategic vision,” “growth opportunities,” “next chapter” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of the Covid-19 pandemic, the ability to control costs and successfully execute our growth strategies, expected economic trends, the ability to anticipate consumer preferences, risks associated with operating in international markets, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, and the impact of legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K, quarterly report on 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Contacts

Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Interim Chief Financial Officer
Global Head of Investor Relations and Corporate Communications
212/629-2618
Christina Colone
Vice President, Investor Relations
212/946-7252